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                                                                    EXHIBIT 10.2
Number_119___of the Roll of Deeds for 1999

                                      [LOGO]

Transacted in Frankfurt am Main

                               on June, 24th,1999
                           Before me, the undersigned
                                     Notary
                                 DIETER HEITBAUM
                  with business residence in Frankfurt am Main

appeared today

1.       Rechtsanwalt Ralph Hummel,
         having his office at Wiesenau 1, 60323 Frankfurt am Main, Federal Republic of Germany, personally known to the notary, not acting in his own name and behalf, but, excluding any personal liability, according to powers of attorney presented, in the name and on behalf of

         a)       BMC Industries, Inc,
                  One Meridian Crossings,
                  Suite 850, Minneapolis MN 55423
                  hereinafter called the "Pledgor"

         b)       Buckbee-Mears Europe
                  Gesellschaft mit beschrankter Haftung
                  Renkenrunsstra(beta)e 24-26
                  Industriegebiet West
                  79379 Mullheim
                  hereinafter called the "Company"

2.       Rechtsanwalt Guido Zoller
         Fasanenweg 18 A, 56235 Ransbach-Baumbach identified by passport No. 2117132650 (Ransbach-Baumbach) not acting in his own name but in his capacity as Vice-President of


         Bankers Trust Company
         One Bankers Trust Plaza, 14th Floor

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         130 Liberty Street
         New York, New York 10006
         USA
         acting as Collateral Agent for the Bank Creditors as listed unter
         a) - h) below

                                                 hereinafter called the "Agent"
         and acting on behalf of:

         a)       Wachovia Bank N.A., 191 Peachtree Street, NE,
                  MC 370-28th Fl., Atlanta, GA 30303

         b)       Norwest Bank Minnesota, Norwest Center,
                  6th & Marquette-MS 0085, Minneapolis, MN 55479

         c) First National Bank of Chicago, Mail Suite ILI 0088 One First National Plaza Chicago, IL 60670

         d) Credit Agricole Indosuez, 55 East Monroe Street, Ste. 4700, Chicago, IL 60601

         e)       Bankers Trust Company
                  14th Floor, 130 Liberty Street, New York, NY 10006

         f)       Harris Bank & Trust, 111 W. Monroe Street, Chicago, IL 60690

         g) Union Bank of California, 350 California Street, 6th Floor San Francisco, CA 94104

         h) U.S. Bank National Association, 601 Second Avenue South, 6th Floor, Minneapolis, MN 55402

                                              hereinafter called the "Pledgees"

The persons appearing stated that the parties represented by them have requested that this instrument be recorded in the English language. As the Notary and the persons appearing have command of the English language, this recording is done in English.

The Notary asked the persons appearing whether they, or any member of their respective firms had acted in the matter which is the subject of this instrument, except in a notarial capacity. The persons appearing replied in the negative.

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The persons appeared asked the notary to record the following


                             SHARE PLEDGE AGREEMENT
              (Verpfandungsvereinbarung uber GmbH-Geschaftsanteile)


1. Pledgor is the legal and beneficiary owner of all shares of Buckbee-Mears Europe Gesellschaft mit beschrankter Haftung, a company with limited liability organized and existing under laws of the Federal Republic of Germany and registered at the Commercial Register of the Lower Court in Freiburg im Breisgau under number HRB 60Mu with a registered share capital of DM 6,100,000.-- (the "Company") which comprises of:

              1 share of      DM 2.000.000
              1 share of      DM 1.500.000
              1 share of      DM 1.000.000
              1 share of      DM   980.000
              1 share of      DM   600.000
              1 share of      DM    19.000
              1 share of      DM     1.000


         All of the share capital has been fully paid; an obligation for additional contribution to the share capital does not exist ("keine Nachschu(beta)pflicht"). None of the shares is certificated.

2.1 Pledgor has entered into a written Pledge Agreement on June 25, 1998, which is governed by the laws of the State of New York, U.S.A. with the Agent as Collateral Agent for the Pledgees and the Agent as lenders under a Credit Agreement dated as of June 25, 1998, under which the Pledgor besides other collateral such as the pledge of shares in other non-German subsidiaries is required to pledge 65% of the issued and outstanding shares in the Company. To comply with the formal requirements of valid share pledges under Section 15 GmbHG (German law on limited liability companies) the parties have decided to enter into this notarial Share Pledge Agreement.

2.2 Agent has been appointed to act as Agent hereunder by Pledgees pursuant to the Credit Agreement. All actions, whether corporate or other, options, rights, notices or other acts or things to be taken, exercised, given or done by the Pledgees hereunder shall exclusively be taken, exercised, given or done by the Agent as representative on behalf of each Pledgee and the Pledgor shall direct all actions, declarations, exercises of rights, notices or other acts or things to be taken solely to the Agent.

3. Pledgor hereby pledges ("verpfandet") to Pledgees 65% of its shares in the entire capital stock of the Company in the total amount of DM 3,965,000 constituting 65% of the issued and outstanding capital stock of the Company which 65% shall comprise off:

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         _        1 share of DM 2.000.000;
         _        1 share of DM 1.000.000 and
         _        1 split share of DM 965.000 (out of the share of DM 980.000 described under 2. above)

         as well as 65% of all shares in the Company which the Pledgor may acquire or create in the future in the event of any increase of the statutary share capital of the Company or otherwise.

3.1 The Pledge shall secure Pledgor's current and future obligations arising from the above mentioned Credit Agreement and other Loan Documents and any Interest Rate Protection and Other Hedging Agreement with the Pledgees (collectively, the "Secured Debt Agreements"), whether now in existence or hereafter arising as amended and restated and all further defined in the Pledge Agreement dated June 25, 1998 in its Section 1 and therein collectively called the Secured Obligations. The parties to this Agreement understand that, if the Pledges created hereunder lapse during the time the Secured Debt Agreements are in effect because all Secured Obligations have been repaid in full, the Pledges will again be created if due to another drawdown or request for extension of credit by the Pledgor under the Secured Debt Agreement again Secured Obligations are created.

         Upon the assignment of any of the Secured Obligations or any part thereof by any of the Pledgees, the respective assignee will, by operation of law, obtain a pledge (Pfandrecht) over the Shares or become a joint holder of a pledge over the Shares. So long as any rights or obligations hereunder do not pass to the assignee by operation of law, each Pledgee may, to the extent possible under German law, upon assignment of any of the Secured Obligations or any portion thereof, assign or otherwise transfer all or any portion of its rights or obligations hereunder in accordance with the provisions in this regard set out in the Credit Agreement but not otherwise.

3.2 Unless an Event of Default as defined in the Secured Debt Agreements shall have occurred and be continuing and the Pledgees have not exercised enforcement rights under Section 5. hereof all cash dividends and distributions payable in respect of the Pledged Shares shall be paid to the Pledgor which owns such Pledged Shares, PROVIDED, that all cash dividends payable in respect of the Pledged Shares that represent in whole or in part an extraordinary, liquidating or other distribution in return of capital shall be paid, to the extent representing an extraordinary, liquidating or other distribution in return of capital, to the Pledgees and retained by them as part of the collateral.

4. As long as no Event of Default as defined in the Secured Debt Agreements shall have occurred and be continuing and the Pledgees have not exercised enforcement rights provided for in Section 5 hereof, the Pledgor shall be entitled to exercise all voting rights attached to the Shares for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement.

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         Upon the occurrence and during the continuance of an Event of Default, the Pledgees shall, notwithstanding any other rights or remedies that they may have, be entitled to exercise, after giving the Pledgor at least five days prior written notice, all of the voting rights thereafter; and the Pledgor hereby irrevocably grants a power of attorney to the Agent on behalf of the Pledgees (and their successors) to vote the Shares at any shareholders' meeting thereafter and to exercise any other voting rights the Pledgors may have with respect to the Shares. Upon receipt of such notification, the Pledgor shall no longer be permitted to exercise any of the voting rights. The right of the Pledgees to exercise such voting rights shall be for the duration of this Agreement only and shall lapse upon the curing of the Event of Default and in any case upon complete satisfaction of the Secured Obligations.

5. The Pledgees may, at any time after any Event of Default, as defined in the Secured Debt Agreements, has occurred and is continuing, avail themselves of all rights and remedies that a Pledgee has upon default of a Pledgor under the law of the Federal Republic of Germany. Unless otherwise provided herein, Section 1273 et seq. of the German Civil Code (BGB) shall apply. Notwithstanding anything herein to the contrary, such rights and remedies shall be exercised solely by the Agent acting on behalf of the Pledgees in accordance with the terms of the Credit Agreement. The Pledgees shall be entitled to have the Pledged Shares sold at public auction, provided that the Pledgees have requested in writing to fulfill the Secured Obligations within a period of 15 days and further provided that the Pledgor does not satisfy these Secured Obligations within the time limit set.

6. Pledgor hereby represents and warrants that its shares as well as any further rights and claims resulting from its participation in the Company are neither assigned nor pledged or encumbered with any other rights of third parties in priority to those of the Pledgees.

7.       Shareholders Resolution

         The Pledgor, being the only shareholder of the Company, waiving all forms and requirements of the calling and holding of a shareholders' meeting, hereby holds a shareholders' meeting and resolves unanimously as follows:

         (1) The split-up of the share in the amount of DM 980.000 into one split share in the amount of DM 965.000 which is subject to the Pledge under the Share Pledge Agreement and the transactions contemplated hereby, and one remaining split share in the amount of DM 15.000 is, for the purposes of this Agreement and the transactions contemplated hereby, herewith resolved. It is further resolved that, for the pledges of future shares under this Agreement, any additional share capital of the Company, in whatever nominal value, which the Pledgor may acquire or create in the future in the event of any increase of the stated capital of the Company or otherwise, shall be split into one split share in the nominal value equal to 65% of the nominal value of any additional share capital (such split share being a future share hereunder) and one remaining split share in a nominal amount equal to 35% of such additional share capital;

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                  provided, that if due to the German law provisions on the
                  nominal amount of shares, a split share equaling 65% of any additional share capital may not be formed, this split share shall be deemed to have such a nominal amount permissible, under German law, which is lower than, but comes as close as possible to, 65% of the additional share capital, and provided further, that a split share equaling less 65% of any additional share capital may not be formed, the split share shall be deemed to have such nominal amount permissible under German law which is higher than, but comes as close as possible to, 65% of the additional share capital. The same procedure shall apply upon the upcoming conversion of the Company's share capital in the European Currency Euro.

         (2) The management of the Company is hereby instructed to grant the consent to the Pledges and each of the share splits under
                  Section 7 (1) above according to Section 17 subsection 1 of the German Law on Limited Liability Companies (GmbHG) on behalf of the Company.

8. The approval to the Pledge of the pledged shares under the Agreement which under Section 8 of the articles of association of the Company requires the Company's approval is hereby granted by the Company. Furthermore, the approval to the share-splits resolved under Section 7 above is approved.

9. The fees for this notarial deed and its execution shall be borne by Pledgor.

10. If a provision of this Agreement is or becomes invalid, the validity of the remaining provisions shall remain unaffected thereby; the parties undertake to replace the invalid provision by a valid provision which comes as near as possible to the economic purpose of the invalid provision.

11.      This Agreement shall be governed by German law.

The persons appearing instructed the Notary to notify the Company of the execution of this instrument pursuant to Section 16 GmbH AcT (GmbHG) and
Section 1280 German Civil Code (BGB) by delivery of a certified copy of this instrument.

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The Notary advised the persons appearing

(1) that a first priority pledge interest will not be created unless the Pledgor is the lawful owner of the shares and has not previously disposed of or encumbered such shares, and that there is no bona fide acquisition of shares or pledge of shares under German law;

(2) that a pledge interest will not be created unless the Pledgee is creditor of the Secured Obligations and unless and as long as the Secured Obligations by this Pledge legally exist;

(3) that the parties hereto will be liable as joint and several debtors for all notarial fees and taxes, if any, by operation of law, irrespective of whatever internal agreement has been made in that respect.

The persons appearing stated that the value of the shares of the Company is DM 3.965.000.


This instrument was read to the persons appearing, approved by them and personally signed by them and the notary as follows:



                  /s/  Ralph Hummell

                  /s/  Guido Zoller



                  Notarized by:        /s/  Dieter Heitbaum